This filing is made pursuant to Rule 424(b)(3) under the Securities Act of 1933 in connection with Registration No. 333-91528.

                                   PROSPECTUS

                       Pacific Magtron International Corp.

                        3,066,668 Shares of Common Stock

                                   ----------

     This prospectus is part of a registration statement that covers 3,066,668 shares (the "Shares") of our common stock currently owned by the selling shareholders (the "Selling Shareholders"). These Shares may be offered and sold from time to time by the Selling Shareholders. We will not receive any of the proceeds from the sale.

     Our common stock is traded on the NASDAQ Small Cap Market under the Symbol "PMIC." On September 24, 2002, the average of the high and low prices of the common stock on the NASDAQ Small Cap Market was $.62 per share. Our principal executive offices are located at 1600 California Circle, Milpitas, California 95035. Our telephone number is (408) 956-8888.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN RISKS
                  RELATED TO AN INVESTMENT IN THE COMMON STOCK.

                                   ----------

                 The date of this Prospectus is October 15, 2002

                                TABLE OF CONTENTS


WHERE YOU CAN FIND MORE INFORMATION............................................3

RISK FACTORS...................................................................4

DESCRIPTION OF SECURITIES.....................................................11

USE OF PROCEEDS...............................................................12

SELLING SHAREHOLDERS..........................................................12

PLAN OF DISTRIBUTION..........................................................13

LEGAL MATTERS.................................................................14

EXPERTS.......................................................................14

     You should rely only on the information contained or incorporated by reference in this prospectus. No one has been authorized to provide you with different information.

     The Shares are not being offered in any jurisdiction where the offer is not permitted.

     You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with it, which means we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

     We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") until the Selling Shareholders sell all of their shares:

     *    Annual  Report on Form 10-K for the  fiscal  year ended  December  31,
          2001;

     * Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002;

     *    Current report on Form 8-K, dated June 13, 2002; and

     * The description of our common stock that is contained in the Registration of Certain Classes of Securities Pursuant to Section 12(b) or (g) of the Exchange Act on Form 10-12G, dated January 20, 1999, as amended from time to time.

     You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address and phone number:

                       Secretary
                       Pacific Magtron International Corp.
                       1600 California Circle
                       Milpitas California 95035
                       (480) 956-8888

     You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized anyone else to provide you with different information. The Selling Shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of the documents.

                                  RISK FACTORS

     Unless the context indicates otherwise, all references to "we," "our," the "Company" or "PMIC" refer to Pacific Magtron International Corp. and its wholly-owned subsidiaries PMI Capital Corporation ("PMICC"), Lea Publishing, LLC ("Lea/LiveMarket"), Pacific Magtron, Inc. ("PMI") and LiveWarehouse, Inc. ("LiveWarehouse") and its majority owned subsidiaries, FrontLine Network Consulting, Inc. ("FNC") and Pacific Magtron (GA), Inc. ("PMIGA").

WE HAVE INCURRED              We incurred net losses for the year ended December
OPERATING LOSSES AND          31,  2001 and for the six  months  ended  June 30,
DECREASED REVENUES            2002 of $2,850,700 and  $1,568,400,  respectively,
RECENTLY AND WE CANNOT        and we may continue to incur losses.  In addition,
ASSURE YOU THAT THIS          our revenues decreased 15.6% during the year ended
TREND WILL CHANGE             December 31, 2001 as compared to the corresponding
                              period in 2000 and 5.5% for the six  months  ended
                              June 30,  2002 as  compared  to the  corresponding
                              period in 2001.  Our future ability to execute our
                              business  plan  will  depend  on  our  efforts  to
                              increase revenues and return to profitability.  We
                              have  implemented  plans to  reduce  overhead  and
                              operating  costs,  and to build upon our  existing
                              business  and capture new  business.  No assurance
                              can be given,  however,  that these  actions  will
                              result  in  increased   revenues  and   profitable
                              operations, which may have an adverse impact on our ability to execute our business plan.

WE CAN PROVIDE NO             We recently  completed a private  placement of 600
ASSURANCE THAT WE WILL        shares of our Series A Convertible Preferred Stock
BE ABLE TO SECURE             the  ("Series A  Preferred")  at a stated price of
ADDITIONAL CAPITAL            $1,000 per share for gross  proceeds  of  $600,000
REQUIRED BY OUR BUSINESS      and net proceeds of $477,500. Upon the effectivity
                              of  the  registration   statement  of  which  this
                              prospectus  is a part we  expect to  complete  the
                              sale of an  additional  400 shares of our Series A
                              Preferred  for  gross  proceeds  of  $400,000  and
                              estimated  net proceeds of $360,000.  In addition,
                              we   issued   common   stock   purchase   warrants
                              exercisable to purchase 400,000 shares of our common stock at $1.20 per share at any time within three years from the date of issuance.

                              Based on our present operations we anticipate that our working capital, including the $477,500 raised in our recent placement and the $360,000 expected to be raised upon the effectiveness of the registration statement, of which this prospectus is a part, as part of the private placement, will satisfy our working capital needs for the next twelve months. If we fail to raise additional working capital prior to the end of that time, we will be unable to pursue our business plan involving acquisitions and expansion of our service and product offerings. We must obtain additional financing to complete the marketing of Lea/LiveMarket's software products and expand that business, to continue to expand our distribution business, and to develop our FNC business. We also intend to pursue new markets and the growth of our business through acquisitions. We can give no assurance that we will be able to obtain additional capital when needed or, if available, that such capital will be available at terms acceptable to us.

POTENTIAL SALES OF            We may issue equity securities in the future whose
ADDITIONAL COMMON             terms  and  rights  are  superior  to those of our
STOCK AND SECURITIES          common  stock.   Our  Articles  of   Incorporation

CONVERTIBLE INTO OUR          authorize  the issuance of up to 5,000,000  shares
COMMON STOCK MAY              of  preferred  stock.   These  are  "blank  check"
DILUTE THE VOTING POWER       preferred  shares,  meaning our board of directors
OF CURRENT HOLDERS.           is  authorized  to designate  and issue the shares
                              from time to time without shareholder  consent. As
                              of September 1, 2002 we had 600 shares of Series A
                              Preferred  outstanding.  The terms of the Series A
                              Preferred  are  summarized  in   "Description   of
                              Securities"  below.  The  Series A  Preferred  are
                              convertible  based on a sliding  scale  conversion
                              price referenced to the market price of our common
                              stock.  As of  September  1,  2002,  the  Series A
                              Preferred would have been convertible into 800,000
                              shares  of  common   stock   based  on  the  floor
                              conversion price of $.75. Any additional shares of preferred stock that may be issued in the future could be given voting and conversion rights that could dilute the voting power and equity of existing holders of shares of common stock, and have preferences over shares of common stock with respect to dividends and liquidation rights.

WE HAVE VIOLATED              We have a mortgage on our offices with Wells Fargo
CERTAIN FINANCIAL             Bank,  under which we must  maintain the following
COVENANTS CONTAINED IN        financial covenants:
THREE OF OUR LOANS AND
MAY DO SO AGAIN IN THE        1)   Our total  liabilities  must not be more than
FUTURE                             twice our tangible net worth;

                              2) Our net income after taxes must not be less than one dollar on an annual basis and for no more than two consecutive quarters; and

                              3) We must maintain annual EBITDA of one and one half times our debt. We are currently in violation of covenant (2) above, but we have received a waiver for such violation through the end of 2002.

                              Our computer product distribution subsidiaries, PMI and PMIGA, also have a flooring line with TransAmerica Commercial Finance Corporation. We must also meet certain financial covenants with respect to this line. These covenants are:

                              1)   The combined  total  indebtedness  of PMI and
                                   PMIGA  may  not  exceed   3.25  times   their
                                   tangible net worth on a quarterly basis;

                              2) The combined tangible net worth of PMI and PMIGA may not be less than $4,250,000; and

                              3) The combined EBIT of PMI and PMIGA must be greater than ($68,000) for the quarter ended March 31, 2002; $140,000 for the quarter ended June 30, 2002; $200,000 for the quarter ended September 30, 2002; and $275,000 for the quarter ended December 31, 2002.

                              We were in violation of our tangible net worth covenant (prior to the revisions discussed below) as of December 31, 2001. However, TransAmerica waived the violation in March 2002 and revised the credit agreement retroactively to September 30, 2001. We received a letter from TransAmerica stating that as of March 31, 2002 PMI and PMIGA were in compliance with all of the above covenants. We were also in violation of our tangible net worth covenant and the EBIT covenants as of June 30, 2002, which gives TransAmerica, among other things, the right to call the loan immediately and terminate the credit facility. We are in discussions with TransAmerica aimed at obtaining a waiver of the covenant violation or an amendment of the covenants; however, there can be no assurance that we will be successful in this regard.

                              Our network consulting subsidiary, FNC, had a discretionary credit facility with Deutsche Financial Services Corporation ("Deutsche"). As of June 30, 2002 and December 31, 2001, FNC was in violation of a financial covenant to maintain a ratio of debt minus subordinated debt to tangible net worth plus subordinated debt of not more than three to one and it did not obtain a waiver of this covenant violation from Deutsche. On April 30, 2002, Deutsche elected to terminate the credit facility effective July 1, 2002. FNC has repaid the outstanding balance owed under the normal payment terms specified in the credit agreement.

                              We cannot assure you that we will be able to meet all of the above financial covenants in the future. If we fail to meet the covenants, the respective lenders may declare us in default and accelerate the loans. If that was to occur, we would be unable to continue our operations without replacement loans.

OUR COMMON STOCK DOES         On August 19,  2002 we  received a letter from the
NOT MEET THE                  Nasdaq Stock  Market  informing us that we did not
REQUIREMENTS FOR              meet the  criteria  for  continued  listing on the
CONTINUED LISTING ON THE      Nasdaq  SmallCap  Market.  The letter  stated that
NASDAQ SMALLCAP MARKET        Nasdaq  will  monitor  our common  stock and if it
                              closes   above   $1.00  for  a   minimum   of  ten
                              consecutive trading days, Nasdaq will notify us of
                              our   compliance   with  its   continued   listing
                              standards. If we do not meet the continued listing
                              standards  by  February  18,  2003,   Nasdaq  will
                              evaluate whether we meet the initial listing criteria of the SmallCap Market. If we do not, Nasdaq will inform us of its intent to delist our common stock. If we do, Nasdaq will provide an additional 180 days to come into compliance with the continued listing criteria. If we still do not meet the continued listing criteria at the end of the additional period, Nasdaq will inform us of its intent to delist our common stock. We cannot assure you that we will meet any of such deadlines or criteria. If our common stock is delisted, the market for our common stock will decline and it will be more difficult to trade in our common stock, which will likely cause a decrease in the price of our common stock.

OUR FAILURE TO ANTICIPATE     The market for  computer  systems and  products is
OR RESPOND TO                 characterized  by constant  technological  change,
TECHNOLOGICAL CHANGES         frequent  new product  introductions  and evolving
COULD HAVE A MATERIAL         industry   standards.   Our   future   success  is
ADVERSE EFFECT ON OUR         dependent  upon the  continuation  of a number  of
BUSINESS                      trends in the  computer  industry,  including  the
                              migration by end-users to multi-vendor  and multi-
                              system   computing   environments,   the   overall
                              increase in the sophistication and interdependency
                              of computing  technology,  and a focus by managers
                              on    cost-efficient     information    technology
                              management.   These  trends  have  resulted  in  a
                              movement  toward   outsourcing  and  an  increased
                              demand for product and support service providers that have the ability to provide a broad range of multi-vendor product and support services. There can be no assurance these trends will continue into the future. Our failure to anticipate or respond adequately to technological developments and customer requirements could have a material adverse effect on our business, operating results and financial condition.

IF WE ARE UNABLE TO           As a distributor, we incur the risk that the value
SECURE PRICE PROTECTION       of our  inventory  will be  adversely  affected by
PROVISIONS IN OUR VENDOR      industry wide forces.  Rapid technology  change is
AGREEMENTS, THE VALUE OF      commonplace   in  the  industry  and  can  quickly
OUR INVENTORY WOULD           diminish the marketability of certain items, whose
QUICKLY DIMINISH              functionality   and   demand   decline   with  the
                              appearance  of new  products.  These  changes  and
                              price   reductions  by  vendors  may  cause  rapid
                              obsolescence   of  inventory   and   corresponding
                              valuation   reductions  in  that   inventory.   We
                              currently seek provisions in the vendor agreements common to industry practice that provide price protections or credits for declines in inventory value and the right to return unsold inventory. No assurance can be given, however, that we can negotiate such provisions in each of our contracts or that such industry practice will continue.

WE MAY NOT BE ABLE TO         A key element of our strategy for the future is to
INTEGRATE OUR RECENT          expand through  acquisition of companies that have
ACQUISITIONS OF               complimentary  businesses,  that  can  utilize  or
TECHNICAL INSIGHTS AND        enhance our existing  capabilities  and resources,
LIVEMARKET IN AN              that expand our geographic presence or that expand
EFFICIENT MANNER              our range of services or products. In September of
                              2001, FNC successfully  acquired certain assets of
                              Technical  Insights which has expertise to provide
                              computer  technical training to corporate clients.
                              Lea,  through our newly  incorporated  subsidiary,
                              PMICC,  acquired  certain  assets of LiveMarket in
                              October  of  2001.   LiveMarket   is  an  internet
                              software development company which designs and develops online stores to allow consumers to purchase products directly via secured transaction network. It also designs and develops e-store site management tools to administer customer inquiry and support payment processing service. Moreover, we are always evaluating potential acquisition prospects.

                              Acquisitions involve a number of special risks, some of which include:

                                   * the time associated with identifying and evaluating acquisition candidates;

                                   * the diversion of management's attention because of the need to integrate the operations and personnel of the acquired businesses into our own business and corporate culture;

                                   *    the   incorporation   of  the   acquired
                                        products or services into our products and services;

                                   * possible adverse short-term effects on our operating results;

                                   * the realization of acquired intangible assets; and

                                   *    the  loss  of  key   employees   of  the
                                        acquired companies.

                              In addition to the foregoing risks, we believe that we will see increased competition for acquisition candidates in the future. Increased competition for candidates could raise the cost of acquisitions and reduce the number of attractive candidates. We cannot assure you that we will be able to identify additional suitable acquisition candidates, consummate or finance any such acquisitions, or integrate any such acquisition successfully into our operations.

EXCESSIVE CLAIMS AGAINST      Our suppliers  generally warrant the products that
WARRANTIES THAT WE            we  distribute  and allow us to  return  defective
PROVIDE COULD ADVERSELY       products,  including those that have been returned
EFFECT OUR BUSINESS           to  us  by  customers.  We  do  not  independently
                              warrant the products  that we  distribute,  except
                              that we do warrant services provided in connection
                              with the products  that we configure for customers
                              and  that  we  build  to  order  from   components
                              purchased from other sources. If excessive claims are made against these warranties our results of operations would suffer.

WE MAY NOT BE ABLE TO         All   aspects   of   our   business   are   highly
SUCCESSFULLY COMPETE          competitive.   Competition   within  the  computer
WITH SOME OF OUR              products distribution industry is based on product
COMPETITORS                   availability,  credit  availability,  price, speed
                              and accuracy of delivery,  effectiveness  of sales
                              and marketing programs, ability to tailor specific
                              solutions to customer  needs,  quality and breadth
                              of   product   lines   and   services,   and   the
                              availability of product and technical support information. We also compete with manufacturers that sell directly to resellers and end users.

                              Competition within the corporate information systems industry is based primarily on flexibility in providing customized network solutions, resources and contracts to provide products for integrated systems and consultant and employee expertise needed to optimize network performance and stability.

                              A number of our competitors in the computer distribution industry, and most of our competitors in the information technology consulting industry, are substantially larger and have greater financial and other resources than we do.

FAILURE TO RECRUIT AND        Our success  depends  upon our ability to attract,
RETAIN TECHNICAL              hire and retain  technical  personnel  who possess
PERSONNEL WILL HARM OUR       the skills and  experience  necessary  to meet our
BUSINESS                      personnel  needs and the staffing  requirements of
                              our  clients.  Competition  for  individuals  with
                              proven  technical  skills  is  intense,   and  the
                              computer  industry in general  experiences  a high
                              rate of  attrition of such  personnel.  We compete
                              for   such    individuals   with   other   systems
                              integrators and providers of outsourcing services,
                              as well as temporary personnel agencies,  computer
                              systems   consultants,   clients   and   potential
                              clients. Failure to attract and retain sufficient technical personnel would have a material adverse effect on our business, operating results and financial condition.

WE DEPEND UPON                The future  success of FNC  depends in part on our
CONTINUED CERTIFICATION       continued      certification      from     leading
FROM CERTAIN OF OUR           manufacturers.  Without  such  authorizations,  we
SUPPLIERS                     would be unable to provide  the range of  services
                              currently offered.  There can be no assurance that
                              such  manufacturers will continue to certify us as
                              an approved service provider,  and the loss of one
                              or  more  of  such  authorizations  could  have  a
                              material  adverse  effect  on FNC and  thus to our
                              business,    operating   results   and   financial
                              condition.

WE DEPEND ON KEY              One supplier,  Sunnyview/CompTronic ("Sunnyview"),
SUPPLIERS FOR A LARGE         accounted  for  approximately  10%, 16% and 20% of
PORTION OF OUR INVENTORY,     our total  purchases for the years ended  December
LOSS OF THOSE SUPPLIERS       31, 2001, 2000 and 1999, respectively.  During the
COULD HARM OUR BUSINESS       year  ended  December  31,  1999,  one  additional
                              supplier   located   in   Taiwan   accounted   for
                              approximately  11% of our total  purchases.  We do
                              not have a supply  contract  with  Sunnyview,  but
                              rather   purchase   products   from   it   through
                              individual purchase orders, none of which has been
                              large  enough to be  material  to us.  Although we
                              have not  experienced  significant  problems  with
                              Sunnyview or our other  suppliers,  and we believe
                              we  could  obtain  the  products  that   Sunnyview
                              supplies  from  other  sources,  there  can  be no
                              assurance that our relationship with Sunnyview and
                              with our other suppliers, will continue or, in the
                              event of a termination  of our  relationship  with
                              any  given  supplier,  that  we  would  be able to
                              obtain alternative sources of supply on comparable
                              terms without a material disruption in our ability
                              to provide  products  and services to our clients.
                              This may cause a loss of sales  that  could have a
                              material   adversely   effect  on  our   business,
                              financial condition and operating results.

IF A CLAIM IS MADE            The nature of our  corporate  information  systems
AGAINST US IN EXCESS OF       engagements  expose us to a variety of risks. Many
OUR INSURANCE LIMITS WE       of  our  engagements  involve  projects  that  are
WOULD BE SUBJECT TO           critical to the operations of a client's business.
POTENTIAL EXCESS LIABILITY    Our  failure  or  inability  to  meet  a  client's
                              expectations  in the performance of services or to
                              do so in the time frame  required  by such  client
                              could result in a claim for  substantial  damages,
                              regardless of whether we were responsible for such
                              failure.  We  are  in the  business  of  employing
                              people and placing them in the  workplace of other
                              businesses.  Therefore,  we are  also  exposed  to
                              liability  with  respect to  actions  taken by our
                              employees  while on  assignment,  such as  damages
                              caused by employee errors and omissions, misuse of
                              client proprietary  information,  misappropriation
                              of funds, discrimination and harassment,  theft of
                              client property,  other criminal activity or torts
                              and other  claims.  Although we  maintain  general
                              liability  insurance  coverage,  there  can  be no
                              assurance  that such  coverage will continue to be
                              available  on  reasonable  terms or in  sufficient
                              amounts to cover one or more large claims, or that
                              the insurer will not  disclaim  coverage as to any
                              future claim.  The successful  assertion of one or
                              more large claims against us that exceed available
                              insurance  coverage  or changes  in our  insurance
                              policies,   including  premium  increases  or  the
                              imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, operating results and financial condition.

WE ARE DEPENDENT ON           Our continued success will depend to a significant
KEY PERSONNEL                 extent  upon  our  senior  management,   including
                              Theodore  Li,  President,  and  Hui  Cynthia  Lee,
                              Executive  Vice  President,   and  head  of  sales
                              operations, and Steve Flynn, general manager of FrontLine. The loss of the services of Messrs. Li or Flynn or Ms. Lee, or one or more other key employees, could have a material adverse effect on our business, financial condition or operating results. We do not have key man insurance on the lives of any of members of our senior management.

WE CANNOT ASSURE YOU          We  plan  to  enter   the   proprietary   software
THAT OUR PURSUIT OF NEW       development  business through  Lea/LiveMarket.  We
BUSINESS THROUGH              have limited  experience in developing  commercial
LIVEMARKET WILL BE            software   products.    We   have   conducted   no
SUCCESSFUL                    independent,  formal market studies  regarding the
                              demand for the software  currently in  development
                              and  planned to be  developed.  We have,  however,
                              conducted  informal  surveys of our  customers and
                              have relied on business  experience  in evaluating
                              this market.  Further, while we have experience in
                              marketing  computer related products,  we have not
                              marketed software or a proprietary line of our own
                              products.  This  market  is very  competitive  and
                              nearly   all  of  the   software   publishers   or
                              distributors with whom Lea/LiveMarket will compete
                              have greater  financial and other  resources  than
                              Lea/LiveMarket.   There   can   be  no   assurance
                              Lea/LiveMarket  will be  successful  in developing
                              commercial   software   products,   or   even   if
                              Lea/LiveMarket develops such products, that it will find market acceptance for them. Finally, there can be no assurance that Lea/LiveMarket will generate a profit.

ESTABLISHMENT OF OUR          We  have  established  a new  business-to-consumer
NEW BUSINESS-TO-              website,  LiveWarehouse.com.  We cannot assure you
CONSUMER WEBSITE              that we will achieve  market  acceptance  for this
LIVEWAREHOUSE.COM             project and achieve a profit, that we will be able
MAY NOT BE SUCCESSFUL         to hire and retain  personnel  with  experience in
                              online retail  marketing and  management,  that we
                              will be able to  execute  our  business  plan with
                              respect to this market  segment or that we will be
                              able  to  adapt  to  technological   changes  once
                              operational.  Further, while we have experience in
                              the   wholesale   marketing  of   computer-related
                              products, we have virtually no experience in retail marketing. This market is very competitive and some of our competitors have substantially greater resources than we have.

WE ARE SUBJECT TO RISKS       Our success  will depend upon  factors that may be
BEYOND OUR CONTROL SUCH       beyond our control and cannot clearly be predicted
AS ECONOMIC AND               at  this  time.   Such  factors   include  general
GENERAL RISKS OF OUR          economic    conditions,    both   nationally   and
BUSINESS                      internationally,  changes in tax laws, fluctuating
                              operating   expenses,   changes  in   governmental
                              regulations, including regulations imposed under federal, state or local environmental laws, labor laws, and trade laws and other trade barriers.

                            DESCRIPTION OF SECURITIES

     We are authorized to issue up to 5,000,000 shares of preferred stock that may be issued in one or more series and with such stated value and terms as may be determined by our board of directors. We have designated 1,000 shares as 4% Series A Redeemable Convertible Preferred Stock with a stated value per share of $1,000 plus all accrued and unpaid dividends.

     On May 31, 2002 we entered into a Preferred Stock Purchase Agreement with an investor pursuant to which we agreed to sell 1,000 shares of Series A Preferred at $1,000 per share. On May 31, 2002, we issued 600 shares of the Series A Preferred to the investor, with the remaining 400 shares to be issued when the registration statement of which this prospectus is a part becomes effective. As part of the Preferred Stock Purchase Agreement, we also issued a common stock purchase warrant to the investor. The warrant may be exercised at any time within three years from the date of issuance and entitles the investor to purchase 300,000 shares of our common stock at $1.20 per share and includes a cashless exercise provision. We also issued a common stock purchase warrant with the same terms and conditions for the purchase of 100,000 shares of our common stock to a broker who facilitated the transaction as a commission.

     A holder of the Series A Preferred is entitled to cumulative dividends at the rate of 4% per annum, payable on each conversion date, as defined in the agreement, in cash or by accretion of the stated value. Dividends must be paid in cash, if among other circumstances, the number of our authorized common shares is insufficient for the conversion in full of the Series A Preferred, or our common stock is not listed or quoted on Nasdaq, NYSE or AMEX. The Series A Preferred is non-voting and is entitled to a liquidation preference of the stated value plus accrued and unpaid dividends. A sale or disposition of 50% or more of our assets, or effectuation of transactions in which more than 33% of our voting power is disposed of, would constitute liquidation. At any time and at the option of the holder, each share of Series A Preferred is convertible into shares of common stock at a conversion ratio that is defined as the stated value divided by the conversion price. The conversion price is the lesser of (i) 120% of the average of the 5 closing prices immediately prior to the date on which the preferred stock was issued, known as the set price, and (ii) 85% of the average of the 5 lowest VWAPs (the daily volume weighted average price as reported by Bloomberg Financial L.P. using the VAP function) during the 30 trading days immediately prior to the conversion date but not less than a floor price of $0.75. The set price and floor price are subject to certain anti-dilution adjustments, such as stock dividends.

     We have the right to redeem the Series A Preferred for cash at a price equal to 115% of the stated value plus accrued and unpaid dividends if (a) the conversion price is less than $1 during the 5 trading days prior to the redemption, or (b) the conversion price is greater than 175% of the set price during the 20 trading days prior to the redemption. Upon the occurrence of a triggering event, such as failure to register the underlying common shares, among other events, a holder of the Series A Preferred has the right to require us to redeem the Series A Preferred in cash at a price equal to the sum of (a) the redemption amount (the greater of (i) 150% of the stated value or (ii) the product of the per share market value and the conversion ratio) plus other costs, and (b) the product of the number of converted common shares and per market share value. As of June 30, 2002, the liquidation value of the Series A Preferred was $602,000. As of June 30, 2002, the redemption value of the Series A Preferred, if the holder had required us to redeem the Series A Preferred as of that date, was $903,000.

     We have accounted for the sale of the Series A Preferred in accordance with Emerging Issues Task Force (EITF) 00-27 "Application of Issue No. 98-5 to Certain Convertible Instruments." Proceeds of $329,000 (net of $80,500 cash issuance costs) were allocated to the Series A Preferred and $148,300 was allocated to the detachable warrant based upon its fair value as computed using the Black-Scholes option pricing model. The $303,000 value of the beneficial conversion option on the 600 shares of Series A Preferred and the $148,300 value of the warrant issued to the investor were recorded as a deemed dividend on the date of issuance. The allocated $49,400 value of the warrant issued to the broker who facilitated the transaction was recorded as a stock issuance cost relating to the sale of the Series A Preferred. As of June 30, 2002, 800,000 shares of common stock could have been issued if the Series A Preferred were converted into common stock.

                                 USE OF PROCEEDS

     All net proceeds from the sale of the common stock covered by this prospectus will be received by the Selling Shareholders who offer and sell their Shares. We will not receive any proceeds from the sale of the common stock by the Selling Shareholders. However, if the common stock warrants are exercised, we will receive $480,000.

                              SELLING SHAREHOLDERS

     The following table provides certain information with respect to the common stock beneficially owned by the Selling Shareholders who are entitled to use this prospectus. The information in the table is as of the date of this prospectus. No selling shareholder has had a material relationship with us within the past three years other than as a result of the ownership of common stock. The common stock listed below may be offered from time to time by the Selling Shareholders named below or their nominees:

                                           SHARES AVAILABLE     PERCENT OWNED
  NAME AND ADDRESS OF          SHARES       FOR SALE UNDER     AFTER COMPLETION
  SELLING SHAREHOLDER           OWNED       THIS PROSPECTUS   OF THE OFFERING(1)
  -------------------        ------------   ---------------   ------------------
Stonestreet L.P.(2)          2,966,668(3)     2,966,668(3)            *
260 Town Centre Boulevard
Suite 201
Markham, ON  L3R 8H8
Canada

M. H. Meyerson(4)              100,000(5)      100,000(5)             *

----------
(1) Because (i) a Selling Shareholder may offer all or some of the Shares that he holds pursuant to the offerings contemplated by this prospectus, (ii) the offerings of the Shares are not necessarily being underwritten on a firm commitment basis, and (iii) a Selling Shareholder could purchase additional shares of common stock from time to time, no estimate can be given as to the number of Shares that will be held by any Selling Shareholder upon termination of such offerings. See "PLAN OF DISTRIBUTION."

(2) Michael Finkelstein is the natural person who exercises voting and/or dispositive control over Stonestreet L.P. Stonestreet L.P. is not an affiliate of a broker-dealer.

(3)  Assumes (i) exercise in full of a warrant to purchase  300,000 Shares,  and
     (ii) conversion in full of all shares of Series A Preferred held by Stonestreet L.P. into Shares at the floor conversion price of $0.75 per share multiplied by two.

(4) The Registration Rights Agreement with the Selling Shareholders requires us to register twice the number of shares required for complete conversion of the Series A Preferred.

(5)  M. H. Meyerson is a registered broker/dealer.

(6) Assumes exercise in full of a warrant to purchase 100,000 Shares of Common Stock.

                              PLAN OF DISTRIBUTION

     We are registering the Shares covered by this prospectus for the Selling Shareholders. As used in this prospectus, "Selling Shareholders" includes the pledgees, donees, transferees or others who may later hold the Selling Shareholders' interests. We will pay the costs and fees of registering the common shares, but the Selling Shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the Shares.

     The Selling Shareholders may sell the Shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the Selling Shareholders may sell some or all of their Shares through:

     * a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

     * purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

     * ordinary brokerage transactions and transactions in which a broker solicits purchasers.

     When selling the Shares, the Selling Shareholders may enter into hedging transactions. For example, the Selling Shareholders may:

     * enter into transactions involving short sales of the Shares by broker-dealers;

     * sell Shares short themselves and redeliver such Shares to close out their short positions;

     * enter into option or other types of transactions that require the Selling Shareholder to deliver common shares to a broker-dealer, who will then resell or transfer the Shares under this prospectus; or

     * loan or pledge the Shares to a broker-dealer, who may sell the loaned Shares or, in the event of default, sell the pledged Shares.

     The Selling Shareholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the Selling Shareholders may allow other broker-dealers to participate in resales. However, the Selling Shareholders and any broker-dealers involved in the sale or resale of the Shares may qualify as "underwriters" within the meaning of the
Section 2(a)(11) of the Securities Act of 1933 (the "Securities Act"). In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the Securities Act. If the Selling Shareholders qualify as "underwriters," they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act. We have informed the Selling Shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     In addition to selling their Shares under this prospectus, the Selling Shareholders may:

     *    agree  to  indemnify  any   broker-dealer  or  agent  against  certain
          liabilities related to the selling of the common shares, including liabilities arising under the Securities Act;

     * transfer their Shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

     * sell their Shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

                                  LEGAL MATTERS

     The legality of the securities offered hereby has been passed upon for us by Quarles & Brady Streich Lang LLP, Phoenix, Arizona.

                                     EXPERTS

     The consolidated annual financial statements and schedule incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon said report given upon the authority of said firm as experts in auditing and accounting.